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                                                                    EXHIBIT 4.6

         Form of Stock Option Assumption Agreement used in connection with the NetVantage, Inc. Equity Incentive Plan, NetVantage, Inc. 1996 Incentive Stock Plan, NetVantage, Inc. 1994 Incentive and Nonstatutory Stock Option Plan,
    and NetVantage, Inc. 1992 Incentive and Nonstatutory Stock Option Plan

                                          NETVANTAGE, INC. EQUITY INCENTIVE PLAN
                                      NETVANTAGE, INC. 1996 INCENTIVE STOCK PLAN
              NETVANTAGE, INC. 1994 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN NETVANTAGE, INC. 1992 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN


                            CABLETRON SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT
                       ---------------------------------

OPTIONEE:

     STOCK OPTION ASSUMPTION AGREEMENT issued as of the 25th day of September, 1998 by Cabletron Systems, Inc., a Delaware corporation ("Cabletron").

     WHEREAS, _____________ ("Optionee") holds one or more outstanding options to purchase shares of the common stock of NetVantage, Inc., a Delaware corporation ("NetVantage"), which were granted to Optionee under the NetVantage, Inc. Equity Incentive Plan, NetVantage, Inc. 1996 Incentive Stock Plan, NetVantage, Inc. 1994 Incentive and Nonstatutory Stock Option Plan and/or NetVantage, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "Plans") and are evidenced by a Plan agreement (the "Option Agreement") between NetVantage and Optionee.

     WHEREAS, NetVantage has this day been acquired by Cabletron through merger of a wholly-owned Cabletron subsidiary, Tempest Acquisition, Inc. ("Acquisition Corporation"), with and into NetVantage (the "Merger") pursuant to the Agreement and Plan of Merger dated as of June 22, 1998 by and among Cabletron, NetVantage and Acquisition Corporation (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cabletron to assume all obligations of NetVantage under all options outstanding under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option a notice setting forth such holder's rights after consummation of the Merger.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 8/13 of a share of Cabletron common stock ("Cabletron Stock") for each share of Class A Common Stock of NetVantage, together with the rights attached thereto, each share of Class B Common Stock of NetVantage, and each ten
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shares of Class E Common Stock of NetVantage (collectively, the "NetVantage
Common Stock").

     WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plans which have become necessary by reason of the assumption of those options by Cabletron in connection with the Merger.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. The number of shares of NetVantage Common Stock subject to the stock options held by Optionee under the Plans immediately prior to the Effective Time (the "NetVantage Options") and the exercise price payable per share are set forth in Exhibit A hereto. Cabletron hereby assumes, as of the Effective Time, all the duties and obligations of NetVantage under each of the NetVantage Options. In connection with such assumption, the number of shares of Cabletron Stock purchasable under each NetVantage Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio at which shares of NetVantage Common Stock were converted into shares of Cabletron Stock by virtue of the Merger. Accordingly, the number of shares of Cabletron Stock subject to each NetVantage Option hereby assumed, and the adjusted exercise price payable per share of Cabletron Stock under the assumed NetVantage Option, shall be as indicated for that option in attached Exhibit B.

     2. The intent of the foregoing adjustments to each assumed NetVantage Option is to assure that the spread between the aggregate fair market value of the shares of Cabletron Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will equal, immediately after the consummation of the Merger, the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the NetVantage Common Stock subject to the NetVantage Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the NetVantage Option immediately prior to the Merger.

     3. The following provisions shall govern each NetVantage Option hereby assumed by Cabletron:

     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement and in the Plans (as incorporated into such Option Agreement) shall mean Cabletron, all references to the NetVantage Common Stock shall mean shares of Cabletron Stock, and all references to the "Committee" shall mean the Incentive Compensation Committee of the Board of Directors of Cabletron.

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     -  The grant date and the expiration date of each assumed NetVantage Option and all other provisions which govern either the exercisability or the termination of the assumed NetVantage Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cabletron Stock.

     - Each assumed NetVantage Option shall remain exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Cabletron Stock subject to each such installment adjusted to reflect the Exchange Ratio. Accordingly, no accelerated vesting of the NetVantage Options, other than vesting already provided for in the Option Agreement, shall be deemed to occur by reason of the Merger, and the grant date for each assumed NetVantage Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

     - For purposes of applying any and all provisions of the Option Agreement relating to Optionee's status as an employee or consultant with the Company, Optionee shall be deemed to continue in such employee or consultant status for so long as Optionee renders services as an employee or consultant to Cabletron or any present or future Cabletron subsidiary, including (without limitation) NetVantage. Accordingly, the provisions of the Option Agreement governing the termination of the assumed NetVantage Option upon the Optionee's cessation of employee or consultant status with NetVantage shall hereafter be applied on the basis of the Optionee's cessation of employee or consultant status with Cabletron and its subsidiaries, and each assumed NetVantage Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment or consulting status with Cabletron and its subsidiaries.

     - The adjusted exercise price payable for the Cabletron Stock subject to each assumed NetVantage Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cabletron Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as NetVantage Common Stock prior to the Merger shall be taken into account.

     - In order to exercise each assumed NetVantage Option, Optionee must deliver to Cabletron a written notice of exercise in which the number of shares of Cabletron Stock to be purchased thereunder must be indicated. The exercise notice should be delivered to Cabletron at the following address:

          Cabletron Systems, Inc.
          35 Industrial Way
          Rochester, New Hampshire  03867
          Attention:  Edward Cortes, phone: (603) 332-9400

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     4.  Except to the extent specifically modified by this Option Assumption
Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

     IN WITNESS WHEREOF, Cabletron Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _________, 1998.

                              CABLETRON SYSTEMS, INC.


                              By:______________________________

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                                   EXHIBIT A


     Optionee's Outstanding Options to Purchase Shares of NetVantage, Inc.
                           Common Stock (Pre-Merger)

                                      -5-
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                                   EXHIBIT B

  Optionee's Outstanding Options to Purchase Shares of Cabletron Systems, Inc.
                           Common Stock (Post-Merger)

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